EXHIBIT 21.1

LIST OF SUBSIDIAIRES OF SKY PETROLEUM, INC.

Name	Jurisdiction of Incorporation
Bekata Limited(1)	Cyprus
Sastaro Limited(2)	Cyprus
Sky Petroleum (Albania) Inc.(3)	Cayman Islands

(1) 100% owned by Sky Petroleum, Inc.
(2) 100% owned by Bekata Limited
(3) 100% owned by Sky Petroleum, Inc.